EXHIBIT 16.1

January 9, 2014

Roger Silverthorn

Cirque Energy, Inc., fka

Green Energy Renewable Solutions, Inc.

243 W. Congress, Suite 350

Detroit, MI 48226

Dear Mr. Silverthorn:

Effective today, January 9, 2014, we will cease our services as your independent auditor. We have reached this decision reluctantly and after substantial deliberation. As a result of our resignation, you are required to file a Form 8-K with the SEC disclosing this matter.

We have reviewed your account and wish to notify you that you have no unpaid invoices at this time. In the event you require services from our Firm in the future, you will be required to provide payment prior to commencing work.

Thank you for your time. We look forward to assisting you with the transition to your new accountants. If you have any questions regarding this letter or require additional information, please contact our office at the number listed below.

Sincerely,

De Joya Griffith, LLC

Certified Public Accountants

Corporate Headquarters:

De Joya Griffith, LLC

2580 Anthem Village Drive, Henderson, NV 89052 Phone: (702) 563-1600 Fax: (702) 920-8049